Exhibit J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement No. 333-236575 on Form N-1A as of our report dated December 20, 2024, relating to the financial statements and financial highlights of BlackRock High Yield Municipal Fund of BlackRock Municipal Bond Fund, Inc. (the “Fund”), appearing in Form N-CSR of the Fund for the year ended October 31, 2024, and we also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 31, 2025